Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
REGIONAL BRANDS INC.
_______________________________________________
Pursuant to Section 242 of the General Corporation Law of the State of Delaware

It is hereby certified that:

1.       The name of the corporation is: Regional Brands Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 27, 1986.

2.       The amendment to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) effected by this Certificate of Amendment is to reduce the number of shares of Common Stock the Corporation is authorized to issue.

3.       To accomplish the foregoing amendments, the Corporation’s Certificate of Incorporation is hereby amended by striking the article “FOURTH” thereof, so that, as amended, said article “FOURTH” shall read in its entirety, as follows:

“FOURTH: The Corporation shall be authorized to issue the following shares:

Class	Number of Shares	Par Value
Common Stock	3,000,000	$.00001
Preferred Stock	50,000	$.01

4.       The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment was duly authorized by the Board of Directors of the Corporation and the stockholders holding a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon by written consent in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

5.       The foregoing amendment shall be effective as of the time this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Regional Brands Inc. has caused this Certificate of Amendment to be signed by Fred DiSanto, its Chief Executive Officer, this 27th day of February 2017.

REGIONAL BRANDS INC.

By:	/s/ Fred DiSanto
Name:	Fred DiSanto
Title:	Chief Executive Officer